UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2012

QCR Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-22208

Delaware	42-1397595
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3551 Seventh Street
Moline, Illinois 61265
(Address of principal executive offices, including zip code)

(309) 743-7721
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2012, on the recommendation of its Nomination and Governance Committee, the board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) increased the number of directors constituting the full Board from twelve to thirteen, and appointed Lindsay Y. Corby as a Class I director to fill the resultant vacancy.  The Board determined Ms. Corby qualifies as an independent director under the NASDAQ listing standards.  Ms. Corby was also appointed to serve on the Company’s Risk Oversight Committee and the Strategic Direction Committee.  As with other Class I directors, Ms. Corby’s term will expire at the 2015 annual meeting of stockholders.

Lindsay Y. Corby is a Principal at BXM Holdings, Inc., based in Chicago, Illinois, a financial services company formed to facilitate recapitalization transactions in depository institutions.  Ms. Corby joined BXM Holdings, Inc. in February 2011.

Prior to joining BXM Holdings, Ms. Corby was a Vice President in the investment banking group for Keefe, Bruyette & Woods, holding various positions since 2001.  During her years at KBW, she focused on mergers and acquisitions advisory, capital markets transactions, complex recapitalizations and valuation activities for U.S. financial institutions.  In addition, she implemented training programs for analysts and associates and was actively involved in recruitment.  Prior to joining KBW, Ms. Corby’s working career included positions at Merrill Lynch, Chicago, Hunt Private Equity Group, Dallas, TX and Arthur Anderson, L.L.P., Dallas, TX.

Ms. Corby graduated Cum Laude from Southern Methodist University, with double majors in Accounting and Spanish.  She also holds a Masters of Science degree in Accounting, with a Finance Concentration, from Southern Methodist University.  Ms. Corby is a graduate of the Kellogg Executive Education, Women's Senior Leadership Program, and is a Registered Certified Public Accountant.

Ms. Corby will be entitled to receive compensation for her service as a director consistent with the compensation paid to non-employee directors of the Company, as described in the Company’s Proxy Statement for the Annual Meeting of Stockholders held on May 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  QCR Holdings, Inc.

Dated: September 25, 2012	By:	/s/ Todd A. Gipple

Todd A. Gipple
Executive Vice President, Chief Operating Officer and Chief Financial Officer